Exhibit B-1

VERIFICATION

The undersigned states that he has duly executed the attached application for exemption dated October 17, 2025, for and on behalf of Transamerica Funds and Transamerica Series Trust, that he is the Chief Legal Officer and Secretary of Transamerica Funds and Transamerica Series Trust, and that all actions by stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further says that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

TRANSAMERICA FUNDS TRANSAMERICA SERIES TRUST

By: /s/ Dennis P. Gallagher Name: Dennis P. Gallagher Title: Chief Legal Officer and Secretary

Exhibit B-2

VERIFICATION

The undersigned states that he has duly executed the attached application for exemption dated October 17, 2025, for and on behalf of Transamerica Asset Management, Inc., that he is the Chief Legal Officer and Assistant Secretary of Transamerica Asset Management, Inc., and that all actions by the directors and officers and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further says that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

By: /s/Dennis P. Gallagher Name: Dennis P. Gallagher Title: Chief Legal Officer and Assistant Secretary